EXHIBIT 10.23

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of December 21, 2011, by and between U.S. Silica Company, a Delaware corporation (the “Company”), and William A. White (“Executive”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Paragraph 3 hereof (the “Employment Period”). During the Employment Period, Executive shall report to the Chief Executive Officer of the Company (the “CEO”), or such other person as designated by the CEO or the Board in their respective sole discretion, and shall render such administrative, financial and other executive and managerial services to the Company and its Subsidiaries and Affiliates as the CEO or the Board may from time to time direct. Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries and Affiliates. Executive shall perform his duties, responsibilities and functions to the Company and its Subsidiaries and Affiliates hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s and its Subsidiaries’ and Affiliates’ policies and procedures in all material respects. In performing his duties and exercising his authority under this Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the CEO or the Board and shall support and cooperate with the Company’s and its Subsidiaries’ and Affiliates’ efforts to expand their businesses and operate profitably and in conformity with the business and strategic plans approved by the Board. So long as Executive is employed by the Company, Executive shall not, without the prior written consent of the Board, accept other employment or perform other services for compensation. During the Employment Period, Executive shall not serve as an officer or director of, or otherwise perform services for compensation for, any other entity without the prior written consent of the Board; provided that Executive may serve as an officer or director of or otherwise participate in solely educational, welfare, social, religious and civic organizations so long as such activities do not interfere with Executive’s employment with the Company and its Subsidiaries and Affiliates.

(a) For purposes of this Agreement:

(i) “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one of more Subsidiaries;

(ii) “Affiliates” shall mean any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship or other business organization (a “Person”) that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Company; and

(iii) “Board” shall mean the Board of Managers of the Company’s corporate parent, GGC USS Holdings, LLC.

2. Compensation and Benefits.

(a) During the Employment Period, Executive’s base salary shall be two hundred fifty thousand U.S. dollars ($250,000) per annum or such higher rate as the Board may determine from time to time (as adjusted from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices in effect from time to time. In addition to the Base Salary, the Board shall award a bonus to Executive following the end of each fiscal year during the Employment Period based upon the Company’s operating results during such year (which bonus shall be in an amount equal to 45% of the Base Salary upon the achievement of EBITDA consistent with the minimum EBITDA required by the Company’s then-current senior secured credit facility and which may be higher or lower based on the achievement of financial targets established on an annual basis by the Board in consultation with management). Payment of any bonus with respect to a fiscal year of the Company which may become due under this Agreement shall be made in the calendar year following the calendar year in which such fiscal year ends.

(b) During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(c) In addition to the Base Salary, Executive shall be entitled to the following benefits during the Employment Period, unless otherwise modified by the Board:

(i) participation in the Company’s health and welfare benefits on the same basis as the other members of the Company’s senior management; and

(ii) a maximum of twenty (20) days of personal time off each year with salary.

(d) All amounts payable to Executive hereunder shall be subject to all required and customary withholding by the Company and its Subsidiaries.

(e) Executive shall be entitled to participate in the Company’s 401(k) Plan in accordance with its terms and provisions and applicable law, as the same may be changed, amended or terminated from time to time.

3. Term.

(a) The Employment Period shall continue until the earlier of (i) Executive’s death or Disability, (ii) Executive’s resignation of his employment with the Company and (iii) the Company’s termination of the Employment Period. The Employment Period may be terminated by the Company at any time for Cause (as defined below) or without Cause. Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Executive.

(b) If the Employment Period is terminated by the Company without Cause or by Executive for Good Reason (as defined below),

(i) Executive shall be entitled to continue to receive his Base Salary payable in regular installments as special severance payments from the date of termination through the twelve-month anniversary of the date of termination (the “Severance Period”), if and only if Executive has executed and delivered to the Company a General Release substantially in form and substance as set forth in Exhibit A attached hereto and the General Release has become effective, and only so long as Executive has not revoked or breached the provisions of the General Release or breached the provisions of Paragraphs 4, 5 and 6 hereof and does not apply for unemployment compensation chargeable to the Company or any Subsidiary during the Severance Period (provided that if the Company is a “public company” within the meaning of Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), any amounts payable to Executive during the first six months and one day following the date of termination pursuant to this Paragraph 3(b) shall, to the extent such amounts are characterized as “nonqualified deferred compensation” within the meaning of Code Section 409A, be deferred until the date six months and one day following such termination, and if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which Executive would otherwise have been entitled to during the period following the date of termination if the deferral had not been required).

(ii) If Executive is eligible for and elects to receive continuation group health coverage mandated by Section 4980B of the Internal Revenue Code or similar state laws (“COBRA”), during the period which Executive is entitled to receive severance payments pursuant to the preceding sentence, the Company will pay 100% of his COBRA premiums; provided that if the Company’s group health plan is self-insured, the Company will report to the appropriate tax authorities taxable income to Executive equal to the portion of the deemed cost of such participation (based on applicable COBRA rates) not paid by Executive; and provided, further that if the Company’s group health plan is fully insured, the Company shall have no obligation to pay such COBRA premiums to the extent that the Company reasonably determines that such payment could result in the imposition of excise taxes on the Company for any failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended, and

(iii) Executive shall not be entitled to any other salary, compensation or benefits after termination of the Employment Period, except as specifically provided for in the Company’s employee benefit plans or as otherwise expressly required by applicable law.

Subject to the provisions of Paragraph 25(c), the amounts payable pursuant to this Paragraph 3(b) shall be payable in regular installments in accordance with the Company’s payroll practices as of the date of the termination of this Agreement. Notwithstanding any other provision of this Agreement, if following the termination of his employment Executive is entitled to payments or other benefits under this Paragraph 3(b), but the Company later determines that Cause with respect to Executive exists or existed on, prior to, or after such termination of Executive, (i) Executive shall not be entitled to any payments or other benefits pursuant to this Paragraph 3(b), (ii) any and all payments to be made by the Company and any and all benefits to be provided to Executive pursuant to this Paragraph 3(b) shall cease and (iii) any such payments previously made to Executive shall be returned immediately to the Company by Executive.

(c) If the Employment Period is terminated by the Company for Cause or is terminated pursuant to Paragraph (3)(a)(i) or Paragraph 3(a)(ii) (other than a termination by Executive for Good Reason), Executive shall only be entitled to receive his Base Salary through such date of termination or expiration and shall not be entitled to any other salary, compensation or benefits from the Company or its Subsidiaries or Affiliates thereafter, except as otherwise specifically provided for under the Company’s employee benefit plans or as otherwise expressly required by applicable law.

(d) Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA). Except as otherwise expressly provided herein, the Company may offset any amounts Executive owes it or its Subsidiaries or Affiliates against any amounts it or its Subsidiaries or Affiliates owes Executive hereunder.

(e) For purposes of this Agreement, “Cause” shall mean with respect to Executive one or more of the following: (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its Subsidiaries and Affiliates or any of their customers, suppliers or distributors, (ii) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company or any of its Subsidiaries or Affiliates substantial public disgrace or disrepute or substantial economic harm, (iii) substantial and repeated failure to perform duties as reasonably directed by the CEO or the Board (provided that either the CEO or the Board gives Executive written notice of his or its intention to terminate the Employment Period for Cause pursuant to this clause (iii) and allows Executive a 30-day period from the date of such notice to cure such failure to perform), (iv) any act or omission aiding or abetting a competitor, supplier, customer or distributor of the Company or any of its Subsidiaries and Affiliates to the material disadvantage or detriment of the Company and its Subsidiaries and Affiliates, (v) breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries or Affiliates or (vi) any other material breach of this Agreement.

(f) For purposes of this Agreement, “Disability” shall mean Executive’s inability to perform the essential duties, responsibilities and functions of his duties to the Company and its Subsidiaries and Affiliates for a period of 90 consecutive days or for a total of 180 days during any 12-month period as a result of any mental or physical illness, disability or incapacity even with reasonable accommodations for such illness, disability or incapacity provided by the Company and its Subsidiaries and Affiliates or if providing such accommodations would be unreasonable, all as determined by the CEO or the Board in his or its respective reasonable good faith judgment. Executive shall cooperate in all respects with the Company if a question arises as to whether he has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss Executive’s condition with the Company).

(g) For purposes of this Agreement, “Good Reason” shall mean any material breach by the Company of its obligations under this Agreement (excluding, for avoidance of doubt, any material diminution in Executive’s authority and/or responsibilities but including, for avoidance of doubt, any material diminution in Executive’s Base Salary or any failure to provide benefits to Executive on the same basis as the other members of the Company’s senior management); provided that Executive gives the Company written notice of his intention to terminate the Employment Period for Good Reason and allows the Company a 30-day period from the date of such notice to cure such breach.

4. Confidential Information.

(a) Executive acknowledges that the information, observations and data (including trade secrets) obtained by him while employed by the Company and its Subsidiaries and Affiliates concerning the business or affairs of the Company or any of its Subsidiaries and Affiliates (“Confidential Information”) are the property of the Company or such Subsidiary or Affiliate. The term “Confidential Information” includes, but is not limited to, patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of the Company and its Subsidiaries and Affiliates, and information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, customers, distributors (including contact information), business forecasts, sales and merchandising, and marketing plans and information. Executive agrees that he shall not disclose to any Person or entity or use for his own purposes any Confidential Information or any confidential or proprietary information of other Persons or entities in the possession of the Company and its Subsidiaries and Affiliates (“Third Party Information”), without the prior written consent of the Board, unless and to the extent that the Confidential Information or Third Party Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company at the termination or expiration of the Employment Period, or at any other time the

Company may request, all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to Third Party Information, Confidential Information, Work Product (as defined below) or the business of the Company or any of its Subsidiaries and Affiliates which he may then possess or have under his control.

(b) Executive shall be prohibited from using or disclosing any confidential information or trade secrets that Executive may have learned through any prior employment. If at any time during the Employment Period Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately. Executive represents and warrants to the Company that Executive took nothing with him that belonged to any former employer when Executive left his prior employment positions and that Executive has nothing that contains any information which belongs to any former employer. If at any time Executive discovers this is incorrect, Executive shall promptly return any such materials to Executive’s former employer. The Company does not want any such materials, and Executive shall not be permitted to use or refer to any such materials in the performance of Executive’s duties hereunder.

5.	Intellectual Property, Inventions and Patents.

(a) Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by the Company and its Subsidiaries and Affiliates, whether before or after the date of this Agreement (“Work Product”), belong to the Company or such Subsidiary or Affiliate. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). Executive acknowledges that all Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended.

(b) Executive is hereby advised that this Paragraph 5 regarding the Company’s and its Subsidiaries’ and Affiliates’ ownership of Work Product does not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Company or any Subsidiary or Affiliate was used and which was developed entirely on Executive’s own time, unless (i) the invention relates to the business of the Company or any Subsidiary or Affiliate or to the Company’s or any Subsidiaries’ or Affiliates’ actual or demonstrably anticipated research or development or (ii) the invention results from any work performed by Executive for the Company or any Subsidiary or Affiliate.

6. Non-Compete, Non-Solicitation.

(a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company and its Subsidiaries and Affiliates he shall become familiar with, and during his employment with the Company he has become familiar with, the Company’s trade secrets and with other Confidential Information concerning the Company and its Subsidiaries and Affiliates and that his services have been and shall continue to be of special, unique and extraordinary value to the Company and its Subsidiaries and Affiliates, and therefore, Executive agrees that, during the Employment Period and for six months thereafter (the “Noncompete Period”), he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed in an executive, managerial or administrative capacity by, or in any manner engage in, any business or entity competing with the businesses of the Company or its Subsidiaries and Affiliates as such businesses exist or are in process during the Employment Period or on the date of the termination or expiration of the Employment Period (it being understood that notwithstanding anything herein to the contrary, manufacturers, distributors, marketers and retailers who operate outside of the multi-level or network marketing channel of distribution shall not be deemed to be competitive with the business of the Company or its Subsidiaries and Affiliates), within any geographical area in which the Company or its Subsidiaries and Affiliates engage or plan to engage in such businesses. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b) In addition, during the Noncompete Period, Executive shall not directly or indirectly through another Person or entity (i) induce or attempt to induce any employee of the Company or any Subsidiary or Affiliate to leave the employ of the Company or such Subsidiary or Affiliate, or in any way interfere with the relationship between the Company or any Subsidiary or Affiliate and any employee thereof, (ii) hire any person who was an employee of the Company or any Subsidiary or Affiliate at any time during the Employment Period or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee, distributor or other business relation of the Company or any Subsidiary or Affiliate to cease doing business with the Company or such Subsidiary or Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, distributor or business relation and the Company or any Subsidiary or Affiliate (including, without limitation, making any negative or disparaging statements or communications regarding the Company or its Subsidiaries and Affiliates).

7. Enforcement. If, at the time of enforcement of Paragraphs 4, 5 or 6 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that the Company and its Subsidiaries and Affiliates would suffer irreparable harm from a breach of Paragraphs 4, 5 or 6 by Executive and that money damages would not be an adequate remedy for any such breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company and its Subsidiaries and Affiliates and their successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Executive of Paragraph 6, the Noncompete Period shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured. Executive acknowledges that the restrictions contained in Paragraph 6 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

8. Additional Acknowledgments. In addition, Executive acknowledges that the provisions of Paragraphs 4, 5 and 6 are in consideration of employment with the Company and additional good and valuable consideration as set forth in this Agreement. Executive also acknowledges that (i) the restrictions contained in Paragraphs 4, 5 and 6 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living, (ii) the business of the Company and its Subsidiaries and Affiliates will be international in scope and without geographical limitation and (iii) notwithstanding the state of formation or principal office of the Company or residence of any of its executives or employees (including Executive), it is expected that the Company and its Subsidiaries and Affiliates will have business activities and have valuable business relationships within its industry throughout the world. Executive agrees and acknowledges that the potential harm to the Company and its Subsidiaries and Affiliates of the non-enforcement of Paragraphs 4, 5 and 6 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its Subsidiaries and Affiliates now existing or to be developed in the future and that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

9. Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other Person or entity, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

10. Survival. Paragraphs 4 through 25, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

11. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by facsimile or by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

William A. White

765 Showers Lane

Martinsburg, WV 25403

Fax: 304-263-3742

Notices to the Company:

U.S. Silica Company

8490 Progress Drive, Suite 300

Frederick, MD 21701

Attention: General Counsel

Fax: 301-682-0600

With a copy to:

c/o Golden Gate Private Equity, Inc.

One Embarcadero Center

39th Floor

San Francisco, CA 94111

Attention: Rajeev Amara

With a copy to:

Kirkland & Ellis LLP

555 California Street, 27th Floor

San Francisco, CA 94104

Attention: Stephen D. Oetgen

    Arshad A. Ahmed

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13. Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations (other than, for the avoidance of doubt, that certain Incentive Unit Agreement dated July 30, 2009 between the Executive and GGC USS Holdings, LLC) by or among the parties, written or oral, which may have related to the subject matter hereof in any way, but excluding any breaches thereof by either party prior to the date hereof.

14. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

15. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

16. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

17. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Maryland, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

18. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

19. Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

20. Indemnification and Reimbursement of Payments on Behalf of Executive. The Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries or Affiliates to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its Subsidiaries or Affiliates or Executive’s ownership interest in the Company or its Affiliates (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any of its Subsidiaries or Affiliates does not make such deductions or withholdings, Executive shall indemnify the Company and its Subsidiaries and Affiliates for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto.

21. Consent to Jurisdiction. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MARYLAND LOCATED IN BALTIMORE, MARYLAND, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN MARYLAND WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH 21. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MARYLAND LOCATED IN BALTIMORE, MARYLAND AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

22. Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

23. Corporate Opportunity. Executive shall submit to the Board all business, commercial and investment opportunities, or offers presented to Executive in his personal capacity or of which Executive becomes aware at any time during the Employment Period which relate to the business of industrial minerals (“Corporate Opportunities”). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

24. Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company and its Subsidiaries and Affiliates in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this Paragraph 24, the Company shall reimburse Executive solely for reasonable travel expenses (including lodging and meals) upon submission of receipts.

25. Code Section 409A Compliance.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c) To the extent that severance payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by the Executive of a release of claims, the Executive shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of the Executive’s termination of employment. If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i) To the extent any such cash payment or continuing benefit to be provided is not “deferred compensation” for purposes of Code Section 409A, then such payment or benefit shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon the Executive’s termination of employment, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the Executive’s termination of employment.

(ii) To the extent any such cash payment or continuing benefit to be provided is “deferred compensation” for purposes of Code Section 409A, then such payments or benefits shall be made or commence upon the sixtieth (60) day following the Executive’s termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the Executive’s termination of employment, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the Executive’s termination of employment.

The Company may provide, in its sole discretion, that Executive may continue to participate in any benefits delayed pursuant to this section during the period of such delay, provided that the Executive shall bear the full cost of such benefits during such delay period.

(d) For purposes of compliance with Code Section 409A, to the extent any reimbursements or in-kind benefits under this Agreement constitute “non-qualified deferred compensation” for purposes of Section 409A, (i) all expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(e) Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

U.S. Silica Company

By:	/s/ Brian Slobodow
Name: Brian Slobodow
Its: Chief Executive Officer

/s/ William A. White
William A. White

{Signature Page to Employment Agreement}

Exhibit A

GENERAL RELEASE

I, [            ], in consideration of and subject to the performance by                    , a                    (together with its subsidiaries, the “Company”), of its obligations under the Employment Agreement, dated as of [            ] (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.	I understand that any payments or benefits paid or granted to me under paragraph 3(b) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in paragraph 3(b) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.

Except as provided in paragraph 4 below and except for the provisions of my Employment Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law,

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regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.	I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. Notwithstanding the foregoing, I further acknowledges that I am not waiving and am not being required to waive any right that cannot be waived by law, including the right to file a charge or participate in an administrative investigation or proceeding of the Equal Employment Opportunity Commission or any other government agency prohibiting waiver of such right; provided, however, that I hereby disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation. I further agree that I am not aware of any pending claim of the type described in paragraph 2 as of the execution of this General Release.

6.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.	I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.

8.	I agree that this General Release and the Agreement is confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

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9.	Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

10.	I agree to reasonably cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses, (including lodging and meals), upon my submission of receipts.

11.	I agree not to disparage the Company, its past and present investors, officers, directors or employees or its affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Company and its affiliates confidential unless a prior written release from the Company is obtained. I further agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

12.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

13.	Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

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BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a)	I HAVE READ IT CAREFULLY;

(b)	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e)	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON , TO CONSIDER IT AND THE CHANGES MADE SINCE THE , VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(f)	THE CHANGES TO THE AGREEMENT SINCE , EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

(g)	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(h)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(i)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:

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